Evoke Pharma Reports Second Quarter 2025 Financial Results and Provides Business Update

Q2 2025 Net Product Sales Increased 47% Year-over-Year to $3.8 Million

SOLANA BEACH, Calif., August 14, 2025 (GLOBE NEWSWIRE) – Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal (GI) disorders with an emphasis on GIMOTI® (metoclopramide) nasal spray, today reported financial results for the second quarter ended June 30, 2025, and provided a business update.

“This quarter's results demonstrate the commercial strength of GIMOTI and the precision of our execution,” said Matt D’Onofrio, Chief Executive Officer of Evoke Pharma. “With 47% year-over-year growth in net product sales and a 20% increase in new prescribers since the second quarter of last year, demand is accelerating from both physicians and patients. Fill rates are improving, and prescriber adoption is broadening across GI practices — signals that GIMOTI is becoming an essential option in the treatment of diabetic gastroparesis.”

Second Quarter 2025 Highlights and Recent Developments

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Net product sales increased 47% year-over-year to $3.8 million, compared to $2.6 million in Q2 2024, reflecting expanded pharmacy access and increased physician adoption.
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New prescribers grew 20% year-over-year, continuing a positive trend of clinical adoption within gastroenterology practices.
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Refill rates held steady at approximately 70%, reflecting what we believe is a consistent therapeutic benefit.
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Presented real-world safety data at Digestive Disease Week (DDW) 2025, comparing incidence of tardive dyskinesia among continuous versus intermittent metoclopramide use.

Second Quarter 2025 Financial Results

For the second quarter of 2025, net product sales were approximately $3.8 million compared to $2.6 million during the second quarter of 2024. Net loss was approximately $1.6 million, or ($0.62) per share, in the second quarter of 2025 compared with $1.3 million, or ($0.93) per share, during the same period in 2024.

For the second quarter of 2025, selling, general, and administrative expenses were approximately $5.1 million compared to $3.7 million for the second quarter of 2024. The increase was due to higher profit-sharing activity with EVERSANA as a result of an increase in net product sales and higher professional fees.

Total operating expenses for the second quarter of 2025 were approximately $5.3 million compared to $3.8 million for the same period in 2024.

As of June 30, 2025, cash and cash equivalents were approximately $12.1 million. We believe, based on our current operating plan, that our existing cash and cash equivalents, as well as future cash flows from net product sales of GIMOTI, will be sufficient to fund our operations into the third quarter of 2026.

2025 Revenue Outlook

Evoke is confirming its full-year 2025 net product sales guidance of approximately $16 million, representing up to a 60% increase over 2024. This guidance reflects Evoke’s current business outlook, including recent trends in prescription growth and refill rates, expanded pharmacy access, and the continued adoption of GIMOTI. The estimate also incorporates assumptions around payer reimbursements and conversion rates, as well as external factors that remain outside of our control, including macroeconomic conditions, geopolitical volatility, supply chain constraints, and inflationary pressures.

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. Evoke developed, commercialized and markets GIMOTI, a nasal spray formulation of metoclopramide, for the relief of symptoms associated with acute and recurrent diabetic gastroparesis in adults.

Diabetic gastroparesis is a GI disorder affecting millions of patients worldwide, in which the stomach takes too long to empty its contents resulting in serious GI symptoms as well as other systemic complications. The gastric delay caused by gastroparesis can compromise absorption of orally administered medications. Prior to FDA approval to commercially market GIMOTI, metoclopramide was only available in oral and injectable formulations and remains the only drug currently approved in the United States to treat gastroparesis.

Visit www.EvokePharma.com for more information.

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About Gimoti® (metoclopramide) nasal spray

GIMOTI is indicated for the relief of symptoms in adults with acute and recurrent diabetic gastroparesis. Important Safety Information

WARNING: TARDIVE DYSKINESIA

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Metoclopramide can cause tardive dyskinesia (TD), a serious movement disorder that is often irreversible. The risk of developing TD increases with duration of treatment and total cumulative dosage.
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Discontinue GIMOTI in patients who develop signs or symptoms of TD. In some patients, symptoms may lessen or resolve after metoclopramide is stopped.
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Avoid treatment with metoclopramide (all dosage forms and routes of administration) for longer than 12 weeks because of the increased risk of developing TD with longer-term use.

GIMOTI is not recommended for use in:

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Pediatric patients due to the risk of developing tardive dyskinesia (TD) and other extrapyramidal symptoms as well as the risk of methemoglobinemia in neonates.
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Moderate or severe hepatic impairment (Child-Pugh B or C), moderate or severe renal impairment (creatinine clearance less than 60 mL/minute), and patients concurrently using strong CYP2D6 inhibitors due to the risk of increased drug exposure and adverse reactions.

GIMOTI is contraindicated:

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In patients with a history of tardive dyskinesia (TD) or a dystonic reaction to metoclopramide.
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When stimulation of gastrointestinal motility might be dangerous (e.g., in the presence of gastrointestinal hemorrhage mechanical obstruction, or perforation).
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In patients with pheochromocytoma or other catecholamine-releasing paragangliomas. Metoclopramide may cause a hypertensive/pheochromocytoma crisis, probably due to release of catecholamines from the tumor.
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In patients with epilepsy. Metoclopramide may increase the frequency and severity of seizures.

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In patients with hypersensitivity to metoclopramide. Reactions have included laryngeal and glossal angioedema and bronchospasm.

Potential adverse reactions associated with metoclopramide include: Tardive dyskinesia (TD), other extrapyramidal effects (EPS), parkinsonism symptoms, motor restlessness, neuroleptic malignant syndrome (NMS), depression, suicidal ideation and suicide, hypertension, fluid retention, hyperprolactinemia, effects on the ability to drive and operate machinery. Most common adverse reactions (≥5%) for GIMOTI are: dysgeusia, headache, and fatigue. These are not all of the possible side effects of GIMOTI. Call your doctor for medical advice about whether you should take GIMOTI and the possible risk factors and side effects. You are encouraged to report negative side effects of prescription drugs to the FDA.

Visit www.fda.gov/medwatch or call 1-800-FDA-1088.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions.

These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: guidance regarding 2025 net product sales; demand for GIMOTI from physicians and patients; the ongoing relevance of GIMOTI for the treatment of diabetic gastroparesis; and Evoke’s expected cash runway. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Evoke’s business, including, without limitation: Evoke may not be able to achieve its guidance for 2025 including as a result of decreased demand for GIMOTI; Evoke’s and EVERSANA’s ability to successfully drive market demand for GIMOTI; Evoke’s ability to obtain additional financing as needed to support its operations; Evoke may use its capital resources sooner than expected; EVERSANA may terminate the commercial services agreement and loan agreement which would require us to repay the outstanding principal and interest underlying our loan agreement with EVERSANA; Evoke’s dependence on third parties for the manufacture of GIMOTI; Evoke is entirely dependent on the success of GIMOTI; inadequate efficacy or unexpected adverse side effects relating to GIMOTI that could result in recalls or product liability claims; Evoke’s ability to maintain intellectual property protection for GIMOTI; and other risks and uncertainties detailed in Evoke’s prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor & Media Contact:
Daniel Kontoh-Boateng
DKB Partners
Tel: 862-213-1398
dboateng@dkbpartners.net

Evoke Pharma, Inc.

Balance Sheets

	June 30,	December 31,
	2025	2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,059,072	$13,596,600
Accounts receivable, net of allowance for credit losses of $0	2,905,443	2,420,373
Prepaid expenses	288,572	731,945
Inventories	641,872	445,081
Other current assets	36,119	43,898
Total current assets	15,931,078	17,237,897
Operating lease right-of-use asset	122,938	154,184
Deferred offering costs	—	120,614
Other long-term assets	6,312	6,312
Total assets	$16,060,328	$17,519,007
Liabilities and stockholdersʼ equity
Current liabilities:
Accounts payable and accrued expenses	$3,588,290	$2,341,191
Accrued compensation	607,139	865,650
Operating lease liability	63,769	59,533
Note payable	5,000,000	5,000,000
Accrued interest payable	2,361,610	2,113,665
Total current liabilities	11,620,808	10,380,039
Operating lease liability, net of current portion	65,028	100,958
Total liabilities	11,685,836	10,480,997
Commitments and contingencies
Stockholdersʼ equity:
Preferred stock, $0.0001 par value; authorized shares — 5,000,000 as of June 30, 2025 and December 31, 2024; issued and outstanding shares — zero as of June 30, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; authorized shares — 100,000,000 and 50,000,000 as of June 30, 2025 and December 31, 2024, respectively; issued and outstanding shares — 1,492,858 and 1,486,009 as of June 30, 2025 and December 31, 2024, respectively	149	149
Additional paid-in capital	136,043,129	135,829,493
Accumulated deficit	(131,668,786)	(128,791,632)
Total stockholdersʼ equity	4,374,492	7,038,010
Total liabilities and stockholdersʼ equity	$16,060,328	$17,519,007

Evoke Pharma, Inc.

Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net product sales	$3,752,142	$2,551,366	$6,832,300	$4,286,856
Operating expenses:
Cost of goods sold	167,679	41,478	209,292	134,007
Research and development	8,413	—	51,196	4,645
Selling, general and administrative	5,134,902	3,733,450	9,432,407	6,872,986
Total operating expenses	5,310,994	3,774,928	9,692,895	7,011,638
Loss from operations	(1,558,852)	(1,223,562)	(2,860,595)	(2,724,782)
Other income (expense):
Interest income	112,534	81,001	231,386	127,059
Interest expense	(124,658)	(124,657)	(247,945)	(249,315)
Total other expense	(12,124)	(43,656)	(16,559)	(122,256)
Net loss	$(1,570,976)	$(1,267,218)	$(2,877,154)	$(2,847,038)
Net loss per share of common stock, basic and diluted	$(0.62)	$(0.93)	$(1.13)	$(2.69)
Weighted-average shares used to compute basic and diluted net loss per share	2,553,174	1,363,525	2,550,941	1,060,166

Evoke Pharma, Inc.

Statements of Cash Flows

	Six Months Ended June 30,
	2025	2024
Operating activities
Net loss	$(2,877,154)	$(2,847,038)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	188,637	380,607
Non-cash interest expense	247,945	249,315
Non-cash operating lease expense	38,294	—
Change in operating assets and liabilities:
Accounts receivable	(485,070)	(1,329,932)
Prepaid expenses and other assets	571,766	521,961
Inventories	(196,791)	(62,925)
Accounts payable and accrued expenses	1,247,099	586,220
Accrued compensation	(258,511)	(898,213)
Operating lease liabilities	(38,742)	—
Net cash used in operating activities	(1,562,527)	(3,400,005)
Financing activities
Proceeds from February 2024 Offering	—	6,718,211
Payment of February 2024 Offering costs	—	(426,293)
Proceeds from amendment and exercise of Series B Warrants, net of issuance costs	—	1,546,497
Proceeds from the issuance of common stock pursuant to the ESPP	24,999	—
Net cash provided by financing activities	24,999	7,838,415
Net (decrease) increase in cash and cash equivalents	(1,537,528)	4,438,410
Cash and cash equivalents at beginning of period	13,596,600	4,739,426
Cash and cash equivalents at end of period	$12,059,072	$9,177,836

Supplemental disclosure of non-cash investing and financing activities
Warrant amendment costs included in accounts payable and accrued expenses	$—	$8,190